EX.99.(k)(3)

FORM OF REVOLVING LOAN AGREEMENT

dated as of [                ]

among

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND,

as Borrower,

and

The Several Lenders

from Time to Time Party Hereto,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Collateral Agent,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Swing Line Lender

i

ii

SCHEDULES
Schedule I	Commitments
Schedule II	Margin Requirements for Cash Equivalents Collateral

EXHIBITS

Exhibit A-1 - Form of Borrowing Request

Exhibit A-2 – Form of Swing Line Loan Request

Exhibit B - Form of Pledge Agreement

Exhibit C - Form of Control Agreement

Exhibit D – Form of Assignment and Assumption Agreement

Exhibit E-1 - Form of U.S. Tax Compliance Certificate

Exhibit E-2 - Form of U.S. Tax Compliance Certificate

Exhibit E-3 - Form of U.S. Tax Compliance Certificate

Exhibit E-4 - Form of U.S. Tax Compliance Certificate

Exhibit F - Administrative Questionnaire

iii

This REVOLVING LOAN AGREEMENT, dated as of [                ], among GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND, a Delaware statutory trust (“Borrower”), BANK OF AMERICA, N.A. and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Collateral Agent, and BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender.

WHEREAS, Borrower has requested that Lenders extend credit at any time and from time to time during the Availability Period in an aggregate principal amount at any time outstanding not in excess of the Commitments, and Lenders are prepared to make such Loans upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Loan Amount” means, [                ]

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Facility Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth in Section 8.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by Administrative Agent.

“ADTV Re-Test Date” means, with respect to Newly-Issued Shares, the 10th consecutive Exchange Business Day for such Newly-Issued Shares on which no Market Disruption Event occurs from and including the first Exchange Business Day following (and excluding) the first day of public trading of such Newly-Issued Shares, and, thereafter, each 10th consecutive Exchange Business Day on which no Market Disruption Event occurs until the relevant Shares are no longer “Newly-Issued Shares”.

“Affiliate” means, unless otherwise expressly specified, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, “controls” or is “controlled by” or is “under common control with” (all within the meaning of Rule 144) the Person specified.

“Agent Parties” has the meaning specified in Section 8.02(c).

“Agents” means, collectively, Administrative Agent, Collateral Agent, and Calculation Agent.

“Agreement” means this Revolving Loan Agreement.

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s Commitment at any time (including after giving effect to any partial Commitment reductions pursuant to Section 2.09), the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment at such time; provided that if the Commitment of each Lender to make Loans has terminated or expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Applicable Rate” means LIBOR plus the applicable Spread; provided, if LIBOR is for whatever reason unavailable for any day, “Applicable Rate” for such day means Base Rate plus the Spread for such day; provided, further, with respect to Swing Line Loans, “Applicable Rate” means Base Rate plus the Spread.

“Approved Assignee” means any of Barclays Bank PLC, BNP Paribas, Citibank, N.A., Credit Agricole Corporate & Investment Bank, Credit Suisse AG, Deutsche Bank AG, State Street Bank and Trust Company, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., Natixis, Nomura International PLC, Royal Bank of Canada, State Street Bank and Trust Company or UBS AG or any Affiliate thereof that makes the Purchaser Representations, and at the time of assignment has a long-term senior unsecured credit rating from any of Fitch, Moody’s or S&P that is at least equal to the long-term senior unsecured credit rating from the corresponding rating agency for the relevant assigning entity.

“Approved Collateral” means any Collateral (other than Eligible Collateral) acceptable to Administrative Agent for purposes of satisfying any Margin Breach; provided that, upon any such acceptance, Administrative Agent shall determine the appropriate characterization of such Collateral for purposes of calculating the Adjusted Loan Amount, the Fifty Percent Breach and/or the Loanable Value Breach, and/or the Eligibility Criteria and the Portfolio Limits, and any other test or variable in this Agreement.

“Approved Exchange” means each of the New York Stock Exchange, New York Stock Exchange Arca, NASDAQ Global Market, NASDAQ Global Select Market, and the Toronto Stock Exchange (and any of their respective successors).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender and Borrower.

“Asset Coverage” means, with respect to Borrower, Borrower’s “asset coverage” as determined in accordance with Section 18 of the Investment Company Act.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent and Borrower.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of all of the Commitments.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate” (the “Prime Rate”) and (c) LIBOR on such day for a deposit in Dollars with a maturity of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loans” means Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a “Plan” within the meaning of Section 4975(e)(1) of the Code, or (c) an entity the underlying assets of which include assets of employee benefit plans or plans as a result of investments by such plans in the entity pursuant to Department of Labor Regulation Section 2510.3-101.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 5.01(m).

“Borrower Registration Statement” means Borrower’s registration statement on Form N-2 under the Investment Company Act, including the prospectus, statement of additional information, and investment objectives and policies therein.

“Borrowing” shall mean Loans made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit A, or such other form as shall be approved by (x) Administrative Agent and (y) Borrower.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR (excluding, for the avoidance of doubt, any notice, determination, funding or payment pursuant to Section 2.08 or Section 2.09(a)), the term “Business Day” shall mean any day which is a Business Day described in clause (i) and on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Calculation Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any Affiliate or designee of Administrative Agent). Unless otherwise expressly specified, calculations and determinations hereunder or in connection with the transactions contemplated hereby or as otherwise provided herein shall be made by Calculation Agent in its commercially reasonable discretion and shall be conclusive absent manifest error.

“Canadian Dollars” and “CDN$” mean the lawful money of Canada.

“Cash” means all cash in Dollars and Canadian Dollars.

“Cash Collateral” means Cash to the extent held or deposited in the Collateral Account and over which Collateral Agent, for the benefit of the Lender Parties, has a valid and perfected First Priority Lien, created under the Collateral Documents.

“Cash Equivalents” means any of the following to the extent not subject to any Transfer Restriction:

(a) negotiable, registered debt obligations issued by the United States Treasury Department, but excluding (i) principal-only Treasury strips and (ii) interest-only Treasury strips;

(b) securities issued by an open-end management investment company registered under the Investment Company Act that is regulated as a “money market fund” under Rule 2a-7 thereunder; and

(c) Corporate Bonds.

“Cash Equivalents Collateral” means Cash Equivalents to the extent held or deposited in the Collateral Account and over which Collateral Agent, for the benefit of the Lender Parties, has a valid and perfected First Priority Lien, created under the Collateral Documents.

“Cash Receivables” means, in respect of any sale of Shares constituting Collateral by Borrower, and solely during the period from the time of trade of such sale to the time of settlement of such sale, the aggregate sale price in Dollars or Canadian Dollars, as the case may be, of such sale; provided that (i) such Shares were (or are required to be) released from the Collateral Account in accordance with Section 2.10(b) or Section 2.10(c), (ii) such Shares were sold in a Regular Way transaction or transactions and (iii) the sale proceeds on settlement of such sale will be remitted directly to the Collateral Account as Cash Collateral thereunder.

“Cash Receivables Collateral” means Cash Receivables over which Collateral Agent, for the benefit of the Lender Parties, has a valid and perfected First Priority Lien, created under the Collateral Documents.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to a Person becoming a Lender after the date of this Agreement, the date such Person becomes a Lender in accordance with this Agreement solely with respect to such Lender), of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which the Investment Advisor (i) ceases to be the investment advisor of Borrower, (ii) sells or otherwise disposes of all or substantially all of its assets to a Person that is not a Control Affiliate of the Investment Advisor or (iii) the Investment Advisor consolidates with or merges into any other Person, unless it is the survivor or such Person is a Control Affiliate of the Investment Advisor.

“Closing Date” means the earliest date on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with Section 8.01 of this Agreement, which date is December 19, 2013.

“Closing Price” means, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) of any Shares on that date as reported in composite transactions for the Principal Exchange for such Shares. If such Shares are not listed for trading on a U.S. or Canadian securities exchange on the relevant date, the

‘‘Closing Price’’ for the Shares will be the average of the last quoted bid and ask prices for the Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Shares are not so quoted, the “Closing Price” will be the average of the mid-point of the last bid and ask prices for the Shares on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include Calculation Agent, any Lender or any of their respective Affiliates, selected by Calculation Agent for this purpose. Any such determination will be conclusive absent manifest error. The “Closing Price” prior to 4:00 pm New York City time on any date of determination that is a Scheduled Trading Day in New York City (or, for Shares listed only on the Toronto Stock Exchange or other Canadian exchange, a Scheduled Trading Day on the Toronto Stock Exchange) or at any time on any date of determination that is not a Scheduled Trading Day in New York City (or Toronto, as the case may be) will be the “Closing Price” determined on the immediately preceding Scheduled Trading Day in New York City (or Toronto, as the case may be). Notwithstanding the foregoing, if a Market Disruption Event exists on such date, the “Closing Price” shall be the price determined by Calculation Agent in its sole discretion exercised in good faith in a commercially reasonable manner until such Market Disruption Event ceases to exist.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).

“Collateral” means, collectively, (i) all of the personal property, security entitlements and financial assets held in, deposited or carried in or credited to the Collateral Account at any time and from time to time, (ii) Cash Receivables and (iii) Share Receivables, in each case in which Liens are purported to be granted as security for the Obligations.

“Collateral Account” means, collectively, the securities account (including a securities account established by way of memo pledge within the custody account established and maintained by the Custodian bearing account number [                ] (i.e., identifying and segregating property on the Custodian’s books and records in the name of Borrower as the entitlement holder for the benefit of Collateral Agent)) and deposit account number [                ] of Borrower established and maintained at the Custodian and subject to the Control Agreement (including the Securities Account and Deposit Account, as those terms are defined in the Control Agreement), including any subaccount, substitute, successor or replacement account. The Agents and Lenders acknowledge that Borrower may open, have, maintain and close other accounts (deposit, securities, custodial or otherwise) and whether maintained at the Custodian or elsewhere.

“Collateral Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as collateral agent for Lender Parties.

“Collateral Documents” means the Pledge Agreement, the Control Agreement and all other instruments, documents and agreements delivered by Borrower pursuant to this Agreement or any of the other Facility Documents purporting to grant to Collateral Agent, for the benefit of the Lender Parties, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“Collateral Requirement” means, at any time, all steps required under applicable Law or requested by Administrative Agent or Collateral Agent to ensure that the Collateral Documents create a valid, first priority, perfected Lien (subject only to the Permitted Liens) on all the Collateral shall have been taken.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder up to the amount set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.06. The aggregate amount of the Lenders’ Commitments on the Closing Date is $395,000,000.00.

“Commitment Fee” has the meaning specified in Section 2.05(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Affiliate” means, with respect to the Investment Advisor, any entity that controls, directly or indirectly, the Investment Advisor or any entity that is directly or indirectly under common control with the Investment Advisor. For this purpose, “control” of any entity means ownership of 100% of the voting power and equity interests of such entity.

“Control Agreement” means the control agreement dated as of the date hereof among Borrower, the Custodian, and Collateral Agent, in the form of Exhibit C.

“Corporate Bonds” means any fixed income instrument held, deposited or carried in or credited to the Collateral Account that (i) is Depository Trust Company-eligible or Euroclear-eligible and traded freely without suspension or default, and (ii) has a “country of risk” (as defined on Bloomberg) of the United States; provided that, none of the following instruments or ownership interests in the following entities shall be deemed to be a “Corporate Bond” for purposes of this Agreement: bank loans, municipal bonds, fixed income derivatives, participatory notes (P-notes), equity linked notes (ELN), structured notes, trust units, any instrument or security issued by Bank of America Corporation or any of its Subsidiaries or Affiliates, any instrument or security issued by any Issuer of Shares, instruments with embedded options, instruments issued by a special purpose vehicle or conduit issuer, securities or other instruments subject to trading limitations in the country in which it trades, any convertible bond or any other instrument which Collateral Agent determines has similar characteristics to any of the foregoing instruments.

“Custodian” means State Street Bank and Trust Company.

“Custody Agreement” means the Custodian Contract between Goldman Sachs Trust and State Street Bank and Trust Company dated as of July 15, 1991, to which Borrower became a party on October 1, 2013, as amended from time to time.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments representing extensions of credit; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created or (y) fees, expenses or other amounts owed to the Investment Advisor, whether or not payment has been deferred), (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements, other than trade accounts payable arising in the ordinary cause of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (g) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded or (ii) pay to Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect, (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the

Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(f)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, the Swing Line Lender and each Lender promptly following such determination.

“Dollars” and “$” mean the lawful money of the United States.

“Early Termination Fee” means the early termination fee required under Section 2.05(a).

“Eligible Collateral” means [                ]

“Eligibility Criteria” means, [                ]

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Equivalents Collateral” means any Cash Equivalents Collateral other than a treasury security issued by a G6 country, to the extent that (a) the aggregate amount of fund shares of any Cash Equivalents Collateral consisting of money market funds exceeds the percentage set forth in clause (a) of the definition of Portfolio Limits and/or (b) the aggregate Value of such securities exceeds the percentage set forth in clause (b) of the definition of Portfolio Limits.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means on any day on which the New York Stock Exchange is open for trading; provided that, for purposes of determining ADTV Re-Test Dates in respect of any Newly-Issued Shares, “Exchange Business Day” shall mean any day on which the Principal Exchange for such Newly-Issued Shares is open for trading.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed at any time on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, which U.S. federal withholding Taxes are imposed pursuant to a law in effect on the later of (as applicable) (i) the date on which such Lender acquires such interest in the Loan or Commitment, (ii) the date on which such Lender changes its Lending Office or (iii) if such Lender is an intermediary, partnership or other flow-through entity for U.S. federal tax purposes, the date on which the relevant beneficial owner, partner or member of such Lender became a beneficial owner, partner or member thereof, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such U.S. Federal withholding Taxes were payable to (as applicable) (x) such Lender’s assignor immediately before such Lender became a party hereto, (y) such Lender immediately before it changed its Lending Office or (z) such Lender immediately before such beneficial owner, partner or member of such Lender became a beneficial owner, partner or member thereof, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (i) the aggregate principal amount of all Loans (other than Swing Line Loans) held by such Lender then outstanding and (ii) such Lender’s Applicable Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“Facility” means, at any time, (a) the aggregate amount of the Commitments at such time and (b) after the termination of the Commitments, the aggregate principal amount of the Extensions of Credit of all Lenders outstanding at such time.

“Facility Documents” means, collectively, this Agreement, the Pledge Agreement, the Control Agreement, each document delivered pursuant to the Collateral Requirement and each other agreement or instrument executed or delivered by Borrower to an Agent in connection herewith or therewith.

“Fair Market Value” means, with respect to the Value of any Cash Equivalents Collateral or Approved Collateral, the fair market value thereof as reasonably determined by Calculation Agent in good faith based on contemporaneous market transactions for such amount and type of Cash Equivalents Collateral or Approved Collateral, as the case may be. If Calculation Agent determines that no such transactions exist or would not produce a commercially reasonable result, then the “Fair Market Value” shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect to the implementation thereof and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A, on such day on such transactions as determined by Administrative Agent.

“Final Termination Date” has the meaning specified in the definition of “Maturity Date”.

“Fifty Percent Breach” means, on any Exchange Business Day, that (i) the Adjusted Loan Amount on such date (determined by reference to both clause (a) and clause (b) thereof) exceeds (ii) 50% of the aggregate Value on such date of all Collateral consisting of Margin Stock.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (but subject to Permitted Liens) to which such Collateral is subject.

“Fitch” means Fitch’s Inc., or any successor thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Fundamental Terms” means, [                                                                                                                                       ]

“G6” and “G6 country” means any of Germany, France, United Kingdom, United States, Japan and Canada.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof; provided that the term “Guarantee” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Impacted Loans” has the meaning specified in Section 2.13(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.11.

“Interest Election Request” has the meaning specified in Section 2.07(a).

“Interest Payment Date” means (a) as to any Base Rate Loan (other than any Swing Line Loan), the last Business Day of each March, June, September and December (or if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Loan, the last day of such Interest Period, (c) as to any Loan, the date of any repayment or prepayment made in respect thereof and (d) as to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one or three months thereafter, as selected by Borrower in its Borrowing Request or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one or three months thereafter, as selected by Borrower by irrevocable notice to Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) Borrower may not select an Interest Period that would extend beyond the Final Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment Advisor” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Grade” means, with respect to the Custodian, a rating for its long-term senior unsecured debt equal to or higher than Baa3 by Moody’s and BBB- by S & P.

“Investment Policies” means Borrower’s investment objectives and policies as set forth in Borrower’s Registration Statement.

“IRS” means the United States Internal Revenue Service.

“Issuer” means, with respect to any Share, the issuer of such Share, and with respect to any Cash Equivalents, the issuer or obligor of such Cash Equivalents (provided that for purposes of clause (b) of “Portfolio Limits” below “Issuer” shall mean, collectively, such issuer or obligor and any Affiliate or guarantor thereof).

“Judgment Currency” has the meaning specified in Section 8.14.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Lender listed on the signature pages of this Agreement and any other Person that becomes a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lender” includes the Swing Line Lender.

“Lender Party” means any Agent or Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify in writing to Administrative Agent.

“LIBOR” means, with respect to each Interest Period, the rate per annum for deposits in Dollars for a period, at Borrower’s election, of one or three months, in each case as appearing on British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer announcing a LIBOR rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“LIBOR Loans” means Loans the rate of interest applicable to which is based upon LIBOR.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity Multiplier” means [                                                                                          ]

“Loan” means an extension of credit by a Lender to Borrower pursuant to Article II.

“Loanable Value Breach” means, [                                                                                              ]

“Margin Breach” means, on any Exchange Business Day, either a Fifty Percent Breach or a Loanable Value Breach, or both, as the case may be.

“Margin Breach Notice” has the meaning specified in Section 2.10(a).

“Margin Requirement” means [                                                             ]

“Margin Stock” means Pledged Shares that constitute margin stock within the meaning of Regulation U.

“Market Disruption Event” means, with respect to any Shares, any of the following events:

(a) the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Principal Exchange for such Shares or otherwise) in such Shares;

(b) any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such Shares on the Principal Exchange for such Shares on any Scheduled Trading Day as determined by Calculation Agent in its sole commercially reasonable discretion;

(c) the Principal Exchange for such Shares does not open for trading during its regular trading session; or

(d) the closure on any Scheduled Trading Day of the Principal Exchange for such Shares prior to its scheduled closing time for such day unless such earlier closing time is announced by the Principal Exchange at least one hour prior to the actual closing time for the regular trading session on the Principal Exchange on such Scheduled Trading Day.

“Material Adverse Effect” means (a) a material impairment of the ability of Borrower to perform any of its obligations under any of the Facility Documents, (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any provision of this Agreement or any other Facility Document, (c) a material adverse change in, or a material adverse effect upon, the business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower (it being acknowledged and agreed that declines in the reported values of Shares or declines in the value of Borrower’s overall investment portfolio as a result of declines in the reported values of Shares is not a “Material Adverse Effect”) or (d) a material adverse change in, a material adverse effect upon, or a material impairment of, (i) the priority of Collateral Agent’s security interest in the Collateral or (ii) the rights, remedies and benefits available to, or conferred upon, any Lender Party or Secured Party under any Facility Document.

“Maturity Date” means, [                ]

“Maximum Lawful Rate” has the meaning specified in Section 2.06(b).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“NAV” means, with respect to Borrower, net asset value as determined in accordance with Borrower’s Registration Statement.

“Newly-Issued Shares” means Shares of any Issuer during the 90 calendar-day period following, but excluding, the first day of public trading of such Shares in connection with the initial public offering or spin-off of such Shares by such Issuer (or any affiliate thereof). For the avoidance of doubt, such Shares shall cease to be deemed “Newly-Issued” after the expiration of such 90 calendar-day period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, discharge or termination with respect to this Agreement that (i) requires the consent of such Lender in accordance with Section 8.01 and (ii) has been approved by the Required Lenders as (and to the extent) provided in Section 8.01.

“Non-public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Obligations” means all Loans to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising at any time and from time to time, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, under any Facility Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Loan or Facility Document pursuant to a request of Borrower under Section 2.19(b)).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation.

“Participant Register” has the meaning specified in Section 8.06(d).

“PATRIOT Act” has the meaning specified in Section 4.01(bb).

“Performance NAV Trigger” means [                ]

“Permitted Liens” means (a) in the case of Eligible Collateral, Liens routinely imposed on all securities by the Depository Trust Company, CDS Clearing and Depository Services, Inc. or other relevant clearance system, (b) Liens of the Custodian permitted pursuant to the Control Agreement and (c) so long as the Lien of Collateral Agent is senior to the Lien described in this clause (c), Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on Borrower’s books.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 5.01(m).

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by Borrower in favor of Collateral Agent for the benefit of the Lender Parties, in the form of Exhibit B.

“Pledged Shares” means Shares held, deposited or carried in or credited to the Collateral Account, over which Collateral Agent, for the benefit of the Lender Parties, has a valid and perfected First Priority Lien, created under the Collateral Documents.

“Portfolio Limits” means, [                ]

“Portfolio Manager” shall mean the Persons expressly named in Borrower’s Registration Statement as portfolio managers under the heading “Investment Team.”

“Prime Rate” has the meaning specified in the definition of “Base Rate”.

“Principal Exchange” means, in respect of any Share, the principal exchange on which such Share is listed or admitted for trading (whether or not an Approved Exchange).

“Public Lender” has the meaning specified in Section 5.01(m).

“Purchaser Representations” means the following representations, warranties and agreements made by an assignee or participant, as applicable: (i) a representation and warranty that such assignee or participant is a QIB, a QP and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and is entering into such assignment or participation as principal and not for the benefit of any third party, (ii) a representation and warranty such assignee or participant is not subject to Regulation T, (iii) a representation that such assignee or participant is not Borrower or an Issuer of Shares or an “affiliate” (within the meaning of Rule 144) of Borrower or any Issuer of Shares, (iv) an acknowledgment that such assignee or participant fully understands any restrictions on transfers, sales and other dispositions in the Facility Documents or relating to any Collateral consisting of Pledged Shares, (v) an acknowledgment that such assignee or participant is able to bear the economic risk of its investment in the Facility or its participation and is currently able to afford a complete loss of such investment, (vi) a covenant that such assignee or participant will only assign its Loan or sell its participation or participations therein pursuant to documentation including such Purchaser Representations, (vii) an acknowledgment that such assignee or participant is not entering into such assignment or participation on the basis of any material Non-public Information with respect to Borrower, any Issuer of Shares, its Subsidiaries or their securities, and, if applicable, it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of material Non-public Information (it being understood that such assignee or participant may have material Non-public Information on the private side of its information wall, sometimes referred to as a “Chinese Wall,” at the time of such assignment or participation); provided that, for the avoidance of doubt, “material Non-public Information concerning Borrower, any Issuer of Shares, its Subsidiaries or their securities” shall not include any information made available to both the assignee and the assignor or both the participant and the seller of a participation interest, as the case may be, and (viii) an acknowledgment that it has made an independent decision to purchase its Loan or participation based on information available to it, which it has determined adequate for the purpose.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“QP” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any other Agent, as applicable.

“Register” has the meaning specified in Section 8.06(c).

“Regular Way” means (a) sales or purchases effected on any Approved Exchange or (b) sales or purchases effected on other trading venues to the extent such sales or purchases settle through the Continuous Net Settlement System of the National Securities Clearing Corporation and are effected at a price that is consistent with the price that would have been achieved had such sale or purchase occurred on an Approved Exchange.

“Regulatory Event” means (a) the earliest to occur of (x) Borrower being identified as a target of an investigation (other than routine inspections, audits or inquiries), (y) Borrower receiving a “Wells notice” and (z) the filing of formal charges against Borrower, in each case by any Governmental Authority for violation or breach of Law by Borrower, provided that any such event is in connection with or alleges (i) the material violation or breach of any Law relating to any anti-fraud provisions or any fiduciary duty provisions of any state or Federal securities laws in the United States by Borrower, or (b) the revocation, suspension or termination of any license, permit or approval held by Borrower that, in the reasonable judgment of Administrative Agent, is necessary for the conduct of Borrower’s business.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T issued by the FRB.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Request” means a written notice from Borrower to Collateral Agent in such form that, if signed by Collateral Agent, would constitute “joint instructions” to the Custodian under the Control Agreement, and which contains (a) a reasonably detailed description of the Collateral that Borrower is requesting to be released and (b) a representation from Borrower to Collateral Agent that the conditions in Section 2.10(c)(i) and (ii) will be satisfied upon release of such Collateral.

“Reporting Affiliate” means any Affiliate that reports combined securities ownership with Borrower for the purposes of Schedule 13D or Schedule 13G filings under the Exchange Act.

“Required Lenders” means, [                ]

“Responsible Officer” of Borrower means each Portfolio Manager of Borrower and each of the President, the Principal Financial Officer and Treasurer, Assistant Treasurer or the Secretary of Borrower.

“Retiring Lender” has the meaning specified in Section 2.03.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government, including OFAC.

“Scheduled Trading Day” means, for any Shares, a day that is scheduled to be a trading day on the Principal Exchange for such Shares. If such Shares are not so listed or admitted for trading on any exchange or quotation system, “Scheduled Trading Day” means a “Business Day”.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Set-off Party” has the meaning specified in Section 8.13.

“Shares” means any and all shares or units (whether issued by a corporation, a master limited partnership or other business entity) that Borrower may own from time to time in accordance with the Investment Policies.

“Share Receivables” means, in respect of any purchase of Shares constituting (or intended to constitute) Collateral by Borrower, and solely during the period from the time of trade of such purchase to the time of settlement of such purchase, the aggregate number of Shares so purchased; provided that, (i) such Shares are purchased with Cash released (or required to be released) from the Collateral Account in accordance with Section 2.10(b) or Section 2.10(c), (ii) such Shares were purchased in a Regular Way transaction or transactions, and (iii) on settlement of such purchase, such Shares will be delivered directly into the Collateral Account as Pledged Shares thereunder.

“Share Receivables Collateral” means Share Receivables over which Collateral Agent, for the benefit of the Lender Parties, has a valid and perfected First Priority Lien, created under the Collateral Documents.

“Spread” means [                ]

“Stated Rate” has the meaning specified in Section 2.06(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, total return swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America, N.A. in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.08(a).

“Swing Line Loan Request” shall mean a request by Borrower for a Swing Line Loan pursuant to Section 2.08(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of $250,000,000 and the aggregate amount of Bank of America, N.A.’s Commitments. The Swing Line Sublimit is part of, and not in addition to, the aggregate amount of the Lenders’ Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, [                ]

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Loans plus all accrued and unpaid interest in respect thereof.

“Transfer Restrictions” means, with respect to any property (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or to enforce the provisions thereof or of any document related thereto whether set forth in such property itself or in any document related thereto, including (i) any requirement that any sale, assignment or transfer or enforcement of such property be subject to any volume limitations, limitations to address tax matters, or be consented to or approved by any person, including the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such property, (iv) any registration or qualification requirement or prospectus delivery requirement for such property pursuant to any federal, state or foreign securities law (including any such requirement arising under the Securities Act), and (v) any legend or other notification appearing on any certificate representing such property to the effect that any such condition or restriction exists; except that the required delivery of any assignment, instruction or entitlement order from Borrower or any pledgor, assignor or transferor of such property, together with any evidence of the genuineness of the signature of such Person (or its officer or other representative or signatory or the corporate or other authority of such Person, shall not constitute such a condition or restriction.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(e)(ii)(B)(3).

“Value” means, as of any date of determination, an amount in Dollars equal to:

(a) for Cash Collateral, 100% of the amount of such Cash; provided that, in the event any such Cash corresponds to any Share Receivables, then as of the relevant time of trade (i) an amount of Cash equal to the aggregate purchase price of such Shares shall be deemed to have zero Value and (ii) the corresponding Share Receivables shall be deemed to be contained in the Collateral Account with a Value determined in accordance with clause (d) below;

(b) for Cash Equivalents Collateral, the Fair Market Value thereof;

(c) for Cash Receivables Collateral, 100% of the amount thereof;

(d) for Eligible Collateral, on any date of determination, the product of (i) the Closing Price per share of the relevant Eligible Collateral on that date and (ii) the number of shares of such Eligible Collateral held in or credited to the Collateral Account on such date; provided that, in the event any such Shares of Eligible Collateral correspond to any Cash Receivables, then as of the relevant time of trade (x) such Shares of Eligible Collateral shall be deemed to have zero Value and (y) the corresponding Cash Receivables shall be deemed to be contained in the Collateral Account with a Value determined in accordance with clause (a) above; and

(e) for any Approved Collateral, the Fair Market Value thereof;

provided that if any Cash Collateral, Cash Equivalents Collateral, Cash Receivables Collateral, Eligible Collateral or any Approved Collateral is denominated in any currency other than Dollars, the “Value” thereof shall be the Dollar equivalent of such amount, as determined by Calculation Agent in accordance with clauses (a) through (e) above.

“Waived Performance NAV Trigger” means [                                                                                                          ]

SECTION 1.02 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the annual financial statements of the applicable Person, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and Borrower or the Required Lenders shall so request, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04 Principles of Construction. ARTICLE I The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Facility Document), (ii) except to the extent Administrative Agent’s or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.

(d) Any reference to a specific number or volume of Shares or a specific price with respect to the Shares is a reference to that number or volume of Shares or that price with respect to the Shares, as the case may be, as of the date of this Agreement and shall therefore after the date of this Agreement be a reference to that number or volume of Shares or that price with respect to the Shares, as the case may be, as adjusted to reflect stock splits, reverse stock splits, stock combinations and stock dividends, as determined by Calculation Agent, respectively.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to Borrower, at any time and from time to time during the Availability Period in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not exceed such Lender’s Commitment. The Loans shall be made available by Lenders based on their Applicable Percentages in respect of the Facility. Subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Loans.

SECTION 2.02 Making the Loans.

(a) (i) Each Loan other than a Swing Line Loan shall be made upon a Borrowing Request given no later than Noon on the date two Business Days prior to the Business Day specified in such Borrowing Request (or, in the case of a Loan made on the Closing Date or one Business Day following the Closing Date, not later than 11 A.M. on the Closing Date) by Borrower to Administrative Agent, who shall give to each applicable Lender prompt notice thereof.

    (ii) Such Borrowing Request shall be irrevocable and shall be in writing in substantially the form of Exhibit A, signed by Borrower, specifying therein (x) the requested date of the Loans, (y) the type and amount of such Loan and the Interest Period of such Loan and (z) the account to which such Loan shall be made. Each Loan other than a Swing Line Loan shall be in a minimum amount of $1,000,000 with additional increments of $500,000.

(b) Each Lender shall, before Noon on the Business Day specified in such Borrowing Request, make available for the account of its Lending Office to Administrative Agent (to an account designated by Administrative Agent), in immediately available funds, such Lender’s Applicable Percentage for the applicable Facility of such Loan. After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01, Administrative Agent will make such funds as it has received available to Borrower by depositing such funds into the account specified in the applicable Borrowing Request; but not later than 1:00 P.M. The failure of any Lender to make its Applicable Percentage of such Loan shall not relieve any other Lender of its obligation to make its Applicable Percentage of such Loan on the date of such borrowing, provided that no Lender shall be responsible for the failure of any other Lender to make its Applicable Percentage of such Loan on the date of any Loan.

SECTION 2.03 Repayment of Loans; Maturity Date. Borrower shall repay to Administrative Agent for the ratable accounts of the Lenders on the Maturity Date, in accordance with their Applicable Percentage, the aggregate principal amount of all Loans outstanding on such date. Notwithstanding the foregoing, in the event that one or more (but less than all) Lenders has terminated its Commitment pursuant to Section 2.09(a)(ii) (the “Retiring Lenders”), Borrower shall repay to Administrative Agent for the ratable accounts of the Retiring Lenders on the date such Commitments are terminated, in accordance with their outstanding Commitments at that time, the aggregate principal amount of all outstanding Loans owing to the Retiring Lenders on that date.

SECTION 2.04 Interest.

(a) Ordinary Interest. Borrower shall pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal to the Applicable Rate, in arrears on the applicable Interest Payment Date. The total amount of interest due on each Interest Payment Date shall be computed by Calculation Agent on the Business Day immediately preceding such Interest Payment Date. All computations of interest for Base Rate Loans shall be made by Calculation

Agent on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made by Calculation Agent on the basis of a 360-day year and actual days elapsed. Interest (including the default interest set forth below) shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b) Default Interest. (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Base Rate plus the Spread plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

SECTION 2.05 Fees.

(a) Early Termination Fee. If Borrower terminates all or any portion of the Facility pursuant to Section 2.09(a)(v), Borrower shall pay to Administrative Agent for the ratable account of the Lenders in accordance with their Applicable Percentages, simultaneously with such repayment or prepayment, an early termination fee in an amount equal to the present value (as reasonably determined by Calculation Agent) of the Commitment Fee as if it had accrued on the amount of the Commitment then in effect that is being terminated on an undrawn basis through the later of (but not later than the Final Termination Date) (x) [        ] from the Closing Date and (y) [        ] after the date on which Borrower gives notice of its intention to terminate the Commitments (in whole or in part).

(b) Commitment Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a commitment fee (the “Commitment Fee”) equal to [       ]% per annum times the actual daily amount by which the aggregate Commitments exceed the outstanding amount of Loans, subject to adjustment as provided in Section 2.19. For the avoidance of doubt, the outstanding amount of Swing Line Loans shall not be counted towards or considered usage of the aggregate Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

SECTION 2.06 Maximum Interest.

(a) In no event shall the interest charged with respect to any Loan or any other obligations of Borrower hereunder exceed the maximum amount permitted under the Laws of the State of New York or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of any Lender hereunder (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged by such Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender is equal to the total interest which such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by any Lender exceed the amount which such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.

(d) If any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

SECTION 2.07 Interest Rate Determinations. (a) The initial Interest Period for each Loan shall be the Interest Period specified in the applicable Borrowing Request. Upon irrevocable notice to Administrative Agent and each Lender, which may be given by telephone (but must be immediately followed by a request in writing), Borrower may elect subsequent Interest Periods for each Loan, subject to Section 2.14(a). Each such notice (each, an “Interest Election Request”) must be received by each Lender and Administrative Agent not later than Noon two (2) Business Days prior to the proposed effective date of such election. The amount of Loans subject to each Interest Period shall be specified in the Interest Election Request and shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The Loans of all Lenders shall be allocated ratably among such Interest Periods in effect at any time.

(b) Borrower shall have the option to convert, on any Business Day, all or a portion of the outstanding principal amount of Loans (other than Swing Line Loans, which may not be converted pursuant to this Section 2.07(b)) made pursuant to one or more Borrowings of one or more types of Loans into a Borrowing of another type of Loan; provided that (i) except as otherwise provided in Section 2.13, LIBOR Loans may not be converted into Base Rate Loans, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.07 shall result in a greater number of Borrowings of LIBOR Loans than is permitted this Section 2.07. Any conversion of Loans pursuant to this Section 2.07(b) shall be in a principal amount of not less than $5,000,000 and whole multiples of $1,000,000. Except as otherwise provided herein, the Interest Period applicable to any Loan may be continued, changed or combined with other Loans only on the last day of an Interest Period for such Loan. There shall not be more than five (5) Interest Periods in effect at any time.

(c) If an Interest Election Request with respect to a Loan is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Base Rate Loan.

(d) Upon receipt by Administrative Agent of a Borrowing Request and upon the request of Borrower, Administrative Agent shall give notice to Borrower of the applicable interest rates for the purposes of Section 2.04.

SECTION 2.08 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.08, shall make Loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Loans, may exceed the Swing Line Sublimit then in effect; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Accrued Loan Amount shall not exceed the aggregate amount of the Lenders’ Commitments and (ii) the Extensions of Credit of any Lender shall not exceed such Lender’s Commitment, (y) Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (z) at any time there is a Defaulting Lender, the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such extension of credit may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.08, prepay under Section 2.09, and reborrow under this Section 2.08. Each Swing Line Loan shall be a Base Rate Loan and shall become due and payable upon the earlier of (x) the Maturity Date and (ii) the date that is five Business Days following the date such Swing Line Loan was made. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Loan shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender not later than 1:00 P.M. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Administrative Agent of a written Swing Line Loan Request, appropriately completed and signed by a Responsible Officer of Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative

Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.08(a), or (b) that one or more of the applicable conditions specified in Article III is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the aggregate amount of the Lenders’ Commitments and the conditions set forth in Section 3.02. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to Administrative Agent in immediately available funds for the account of the Swing Line Lender not later than 1:00 P.M. on the date specified in such Borrowing Request, whereupon, subject to Section 2.08(c)(ii), each Lender that so makes funds available shall be deemed to have made a Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced in accordance with Section 2.08(c)(i), the request for Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.08(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.08(c) by the time specified in Section 2.08(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Swing Line Loan or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.08(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make a Loan pursuant to this Section 2.08(c) is subject to the conditions set forth in Section 3.02 (but each Lender’s obligation to purchase and fund risk participation pursuant to this Section 2.08(c) is not subject to such condition). No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 8.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds its Loan or risk participation pursuant to this Section 2.08 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. Except as provided in Section 2.08(c) in connection with the refinancing of Swing Line Loans, notwithstanding anything herein to the contrary, each Swing Line Loan shall be repaid upon the earlier of (x) the Maturity Date and (y) the date that is five (5) Business Days following the date such Swing Line Loan was made.

SECTION 2.09 Termination of Commitments; Prepayments of Loans.

(a) (i) The Commitments shall automatically terminate on the Final Termination Date.

(ii) (x) Any time after the [    ] month anniversary of the Closing Date, any Lender may give notice (which notice shall be irrevocable) to terminate its Commitment so long as such notice is provided (A) to Borrower and Administrative Agent in written form and (B) at least [    ] months prior to the effective date of the termination and (y) the Facility will be reduced to the aggregate amount of the Commitments of such other Lenders (if any) at such time. Any Lender giving notice pursuant to the immediately preceding sentence shall give prompt notice thereof to the other Lenders.

(iii) Any time after the [    ] month anniversary of the Closing Date, Borrower may, subject to Section 2.14, terminate the Commitments or permanently reduce the Commitments, provided that irrevocable notice thereof must be provided (A) by Borrower to Administrative Agent in written form and (B) at least [    ] months prior to the effective date of the termination or partial permanent reduction of the Commitments.

(iv) At any time, Borrower may, subject to Section 2.14, upon irrevocable notice to Administrative Agent and each Lender, terminate the Commitments, or from time to time permanently reduce the Commitments to an amount not less than the then outstanding amount of Loans; provided that (x) any such notice shall be received by Administrative Agent and each Lender not later than 12:00 noon three (3) Business Days prior to the date of termination or partial reduction, (y) if, after giving effect to any reduction of the Commitments the Swing Line Sublimit exceeds the amount of the Commitments, such sublimit shall be automatically reduced by the amount of such excess and (z) Borrower shall pay the Early Termination Fee in accordance with Section 2.05(a); provided, further, that Borrower shall have no obligation to pay the Early Termination Fee (A) if all or any portion of a Lender’s Commitment is terminated after Administrative Agent has given written notice to Borrower providing that such Lender wishes to terminate such Commitment pursuant to Section 2.09(a)(ii) or (B) to a particular Lender if the long term senior unsecured credit rating of such Lender drops below a rating of A- from S&P or a rating of A3 from Moody’s.

(v) Any partial reduction of the Commitments made pursuant to clauses (iii) or (iv) of this Section 2.09(a) shall be in an aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Any reduction of Commitments pursuant to clauses (iii) and (iv) of this Section 2.09(a) shall be applied to the

Commitment of each Lender according to its Applicable Percentage of Commitments. All interest and fees accrued (but unpaid) with respect thereto until the effective date of any termination or partial reduction of the Commitments shall be paid by Borrower to Administrative Agent for the pro rata account of the Lenders in accordance with their respective Applicable Percentages on the effective date of such termination.

(b) Borrower may, upon notice to Administrative Agent and each Lender, at any time prepay the outstanding principal amounts of the Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and any additional amounts required pursuant to Section 2.14, upon irrevocable notice thereof. Such notice shall be given to Administrative Agent and each Lender by Borrower not later than Noon on the date two (2) Business Days prior to the effective date of any such prepayment (or, in the case of Swing Line Loans, on the date of prepayment), specifying such election and the effective date thereof; provided, however, that each partial prepayment of the Loans shall be in an aggregate principal amount of not less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of Swing Line Loans, not less than $100,000 or a whole multiple in excess thereof) or, in each case, if less, the entire principal amount thereof then outstanding. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable by 1:00 P.M. on the date specified therein. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Each such prepayment shall be paid, first, to reduce any Swing Line Loans outstanding, and then to Administrative Agent for the pro rata account of the Lenders in accordance with their respective Applicable Percentages in respect of the Loans.

(c) If for any reason the aggregate outstanding principal amount of all Loans at any time exceeds the aggregate Commitments at such time (including by reason of any partial reductions in Commitment pursuant to Section 2.09), Borrower shall immediately prepay the Loans in an aggregate principal amount equal to such excess. Each such payment shall be paid to Administrative Agent for the pro rata account of the Lenders in accordance with their respective Applicable Percentages in respect of the Loans.

SECTION 2.10 Margin Breach; Withdrawal of Collateral; Collateral Information. (a) If a Margin Breach occurs, Collateral Agent shall issue notice to Borrower requiring Borrower to cure such Margin Breach (such notice, a “Margin Breach Notice”). A Margin Breach may be cured by Borrower with Cash, Cash Receivables, Cash Equivalents, Shares, Share Receivables or Approved Collateral to the extent that such Cash, Cash Receivables, Cash Equivalents, Shares and Share Receivables or Approved Collateral would be “Collateral” upon delivery or crediting into the Collateral Account or would otherwise be subject to a valid and perfected First Priority Lien for the benefit of the Lender Parties.

(b) Borrower may not withdraw any Collateral from the Collateral Account, except (i) in accordance with the immediately following clause (c) or (ii) with the prior written consent of Collateral Agent.

(c) Collateral may be released from the Liens created under the Collateral Documents if, as reasonably determined by Collateral Agent prior to such release following receipt of a Release Request from Borrower:

(i) after giving effect to such release and any other release otherwise requested or effected pursuant to Section 2.10(b) or this Section 2.10(c), no Margin Breach would occur; and

(ii) no Default or Event of Default exists, shall exist or would occur after giving effect to such release.

Upon satisfaction of the conditions set forth in the immediately preceding sentence, (A) Collateral shall be released from the Lien created under the Collateral Documents in an aggregate amount equal to the lowest of (x) the amount of the type of Collateral requested to be released by Borrower in such Release Request, (y) an amount of Collateral with a Value such that, after giving effect to such release and any other release otherwise requested or effected pursuant to this Section 2.10(c), no Margin Breach would occur and (z) the aggregate amount of the type of Collateral requested that is held, deposited or carried in or credited to the Collateral Account, and (B) Collateral Agent will deliver the Release Request to the Custodian as “joint instructions” pursuant to the Control Agreement.

(d) Subject to timely receipt of the information required to be delivered by the Custodian pursuant to Section 5.01(b)(vii), Collateral Agent shall deliver to Borrower before 11:00 A.M. on each Business Day a statement that sets forth in reasonable detail the calculation, as of the close of business of the immediately preceding Business Day or Exchange Business Day (as applicable) of whether there exists a Fifty Percent Breach or a Loanable Value Breach, including the Total Loan Amount, the eligibility of each asset in the Collateral Account as Eligible Collateral, the Value and the Margin Requirements for each asset in the Collateral Account that is Eligible Collateral and the Adjusted Loan Amount; provided that, any failure by Collateral Agent to deliver such information shall not in any way be construed as a breach of this Agreement or relieve Borrower of any of its obligations hereunder.

SECTION 2.11 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made hereunder;

and the result of any of the foregoing shall be to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) (not already reflected in LIBOR) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) (not already reflected in LIBOR), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts (and the basis for and calculation in reasonable detail thereof) necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Reserves on LIBOR Based Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 10 days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) Survival. All of Borrower’s obligations under this Section 2.11 shall survive termination of the Facilities, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

SECTION 2.12 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of Administrative Agent or Borrower) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or Borrower, then Administrative Agent or Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Law. If and to the extent that any such required withholding or deduction is made for Indemnified Taxes, then the sum payable by Borrower shall be increased as necessary so that after such required withholding or deduction for such Indemnified Taxes (including such required withholdings or deductions for such Indemnified Taxes applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for such Indemnified Taxes been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of clause (a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower.

(i) Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, Administrative Agent for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be prima facie evidence of the amount of such payment or liability. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 2.12, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(e)(ii)(A), Section 2.12(e)(ii)(B) and Section 2.12(e)(ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.12, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Recipient, agrees to repay the amount paid over to Borrower pursuant to this clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause, in no event will the applicable Recipient be required to pay any amount to Borrower pursuant to this clause the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Facility Document.

(h) Defined Term. For purposes of this Section 2.12, the term “applicable Law” includes FATCA.

SECTION 2.13 Illegality; Inability to Determine Rates. (a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon LIBOR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof, (a) Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Loan, or (ii) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the affected Lenders determine(s) that for any reason LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Administrative Agent upon the instruction of the affected Lenders revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if Administrative Agent has made the determination described in clause (a) (i) of this section, Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) Administrative Agent or the applicable affected Lender notifies Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such affected Lender of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Administrative Agent and Borrower written notice thereof.

(c) If due to any Change in Law it is unlawful for such Lender or its Lending Office to make, maintain or fund any Loan hereunder, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Loans hereunder shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand (which demand shall be made only to the extent needed to comply with such Change in Law) from such Lender (with a copy to Administrative Agent), prepay such Loans immediately.

SECTION 2.14 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of the Loan on a day other than the last day of the Interest Period for the Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by either Borrower to prepay or borrow the Loan on the date or in the amount notified by such Borrower (for a reason other than the failure of such Lender to make a Loan in breach of its obligation hereunder);

including any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain the Loans or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). All of Borrower’s obligations under this Section 2.14 shall survive termination of the Facilities or repayment of all other Obligations hereunder. For purposes of calculating amounts payable by Borrower to a Lender under this Section 2.14, each Lender shall be deemed to have funded the Loans by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loans were in fact so funded.

SECTION 2.15 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the account maintained pursuant to clause (b) above, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) No promissory note shall be required to evidence the Loans by Lenders to Borrower. Upon the request of a Lender, Borrower shall execute and deliver to such Lender a promissory note, which shall evidence the Loans to Borrower by such Lender in addition to such records.

SECTION 2.16 Payments and Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 12:00 noon on the day when due in Dollars to Administrative Agent in immediately available funds. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and any other amounts received hereunder but excluding payments and amounts received in connection with the exercise of the Agents’ and Lenders’ rights after an Event of Default to the extent set forth in Section 6.01) made by Borrower to Administrative Agent under any Facility Document shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities then due and payable by Borrower to any Agent under any Facility Document; (ii) ratably to any expenses and indemnities then due and payable by Borrower to any Lender under any Facility Document; (iii) to any accrued and unpaid interest and fees then due and payable under this Agreement; (iv) to principal payments on the outstanding Loans; and (v) to the extent of any excess, to the payment of all other Obligations under the Facility Documents.

SECTION 2.17 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to Administrative Agent such Lender’s Applicable Percentage of such Loan, Administrative Agent may assume that such Lender has made such Applicable Percentage of such Loan available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of such Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Applicable Percentage of the applicable Loan to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be made (i) without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent and (ii) free and clear of, and without condition or deduction for, any counterclaim, defense, recoupment or offset.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.04(c).

SECTION 2.18 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then such Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.18 shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

SECTION 2.19 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any Collateral Documents shall be restricted as set forth in the definition of “Required Lenders” or in Section 8.01.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 8.13 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fourth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.19(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Repayment of Swing Line Loans. If the reallocation described in Section 2.19(c) cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure.

(e) Commitment Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.05(b) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(f) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.20. Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (w) any Lender requests compensation under Section 2.11, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) of this Section, (x) any Lender is a Defaulting Lender or a Non-Consenting Lender, (y) Administrative Agent has given written notice to Borrower providing that Lenders wish to terminate the Commitments pursuant to Section 2.09(a)(ii) or (z) the credit rating of any Lender drops below a rating of A- from S&P or a rating of A3 from Moody’s, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.12) and obligations under this Agreement and the related Facility Documents to an Approved Assignee or any other Person selected by Borrower and reasonably acceptable to Administrative Agent that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the parties to the assignment shall have paid to Administrative Agent the amounts, if any, specified in Section 8.06(b)(iv) and (vi);

(ii) Subject to Section 2.19 and Section 8.06(vi), such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01 Conditions Precedent to Initial Loans. The obligation of each Lender to fund the initial Loans requested to be funded by it shall be subject to satisfaction of the following conditions precedent:

(a) Administrative Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i) duly executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;

(ii) a duly executed Pledge Agreement and all documents contemplated thereby, including any UCC-1 financing statement(s);

(iii) a duly executed Control Agreement and all documents contemplated thereby;

(iv) certified copies of (A) the Organization Documents of Borrower, (B) the resolutions authorizing and approving the making and performance by Borrower of the Facility Documents to which Borrower is a party, the borrowing of Loans hereunder and the granting of Liens pursuant to the Pledge Agreement and (C) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Pledge Agreement, the Control Agreement and any other Facility Document;

(v) a certificate of Borrower certifying the names and true signatures of the Responsible Officers of Borrower authorized to sign this Agreement, the Pledge Agreement, the Control Agreement and any other Facility Document to be delivered hereunder or thereunder;

(vi) certificates evidencing the good standing of Borrower in its jurisdiction of formation and the State of New York dated a date not earlier than ten (10) Business Days prior to the Closing Date;

(vii) opinions from (A) Fried, Frank, Harris, Shriver & Jacobson LLP and (B) Dechert LLP, as counsel to Borrower in form and substance satisfactory to Administrative Agent and the Lenders; and

(viii) the results of Tax, judgment and Lien searches on Borrower.

(b) The Collateral Account shall have been established by Borrower, and Administrative Agent shall have received satisfactory evidence that the Collateral Requirement shall have been satisfied in all respects.

(c) To the extent a reasonably detailed invoice has been delivered to Borrower on or before one (1) Business Day prior to the Closing Date, any fees or expenses of Administrative Agent, Collateral Agent and Lenders required to be paid pursuant to this Agreement and the Agency Fee Letter, dated as of the date hereof, between Borrower and Administrative Agent .

(d) Borrower shall have provided any form requested by Administrative Agent or any Lender necessary to comply with Regulation U or X, or any other provisions of the Regulations of the FRB, including a Form FR U-1 for each Lender.

(e) There shall not have been any Material Adverse Effect since the date of formation of Borrower.

(f) Since November 25, 2013, there shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding by or before any Governmental Authority involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of any of the Facility Documents or the making of the Loans.

(g) No event shall have occurred, or would result from such Loan or from the application of the proceeds therefrom, that would constitute a Default or an Event of Default.

(h) Administrative Agent shall have received such other assurances, certificates, consents, approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as it shall have reasonably requested.

(i) Since November 25, 2013, there is no action, suit, investigation or proceeding pending or, to the knowledge of Responsible Officer of Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(j) Borrower shall have received all governmental and third party approvals necessary, or in the reasonable opinion of Administrative Agent, advisable, in connection with this Agreement or the transactions contemplated by the Facility Documents, which shall be in full force and effect.

SECTION 3.02 Conditions Precedent to All Loans.

(a) The obligation of each Lender to make any Loan (including the initial Loans) shall be subject to satisfaction of the following conditions precedent:

(b) Borrower shall have delivered to Administrative Agent a Borrowing Request signed by Borrower in accordance with the requirements hereof.

(c) Each of the representations and warranties made by Borrower set forth in Article IV shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality, in which case to that extent it shall be true and correct in all respects) on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are already qualified by materiality, in which case to that extent they shall be true and correct in all respects) as of such earlier date).

(d) No event shall have occurred and be continuing, or would result from such Loan or from the application of proceeds therefrom, which would constitute a Default or Event of Default; provided that for purposes of this condition precedent, a Waived Performance NAV Trigger shall be deemed to be an Event of Default that is continuing until such time as the related Performance NAV Trigger is cured.

(e) Immediately before and after giving effect to any Loan, Borrower will be in compliance with any borrowing limitations and no Margin Breach shall have occurred and be continuing.

(f) To the extent required to comply with Regulation U, Borrower shall have delivered an amended Form FR U-1.

Each Borrowing Request shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 3.01(solely for the initial Loans on the Closing Date), and Section 3.02, as applicable, have been satisfied on and as of the date of the making of a Loan. For the avoidance of doubt, the conversion or continuation of an Interest Period or the combining of any Interest Periods shall not be considered the making of any Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of Borrower. Borrower represents and warrants to Administrative Agent and Lenders that on the Closing Date and the date of the making of any Loan:

(a) Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (iii) has all requisite company (statutory trust) power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) Borrower is a closed-end management investment company registered as such under the Investment Company Act.

(c) The execution, delivery and performance by Borrower of this Agreement and the other Facility Documents to which Borrower is a party, the grant of the security interest with respect to the Collateral and the consummation of the transactions contemplated under the Facility Documents (including the making of the Loans by the Lenders, the application of the proceeds and repayment thereof by Borrower, and any exercise by any Lender Party of their rights and remedies with respect to the Collateral) are within its company (statutory trust) powers, have been duly authorized by all necessary company action, and do not and will not (i) contravene Borrower’s Organization Documents or Investment Policies, (ii) contravene any material contractual restriction binding on it or require any consent under any agreement or instrument to which it or any of its Affiliates is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon the Collateral other than Permitted Liens, or (iv) violate in any material respect any Law (including, but not limited to, the Securities Act, the Exchange Act and the Investment Company Act) or writ, judgment, injunction, determination or award.

(d) Except for any filings specifically provided for in the Pledge Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of any Facility Document or (ii) the legality, validity, binding effect or enforceability of any Facility Document.

(e) Borrower is in compliance with the requirements of all Laws, orders, writs, injunctions and decrees applicable to it or to its properties, and all of the terms of any applicable licenses and permits issued by any Governmental Authority, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (ii) exemptive relief has been obtained therefrom and remains in effect or (iii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower is in compliance with the Investment Company Act in all material respects except where exemptive relief has been obtained therefrom and remains in effect. Borrower is in compliance in all material respects with all of its Investment Policies. Borrower is not subject to any applicable Law (other than the Investment Company Act) which limits its ability to incur Debt under this Agreement. Borrower has not entered into any agreement with any Governmental Authority limiting its ability to incur Debt under this Agreement.

(f) This Agreement and the other Facility Documents to which Borrower is a party are and will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(g) To the actual knowledge of a Responsible Officer of Borrower, unless otherwise disclosed in writing to Administrative Agent and the Lenders, no Default or Event of Default has occurred.

(h) [Reserved].

(i) There are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of a Responsible Officer of Borrower, after reasonable inquiry, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or against any of their properties or revenues that (i) are reasonably likely to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement, the Pledge Agreement, any other Facility Document, or that involve a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Facility Documents or the making of the Loans.

(j) Borrower has not taken any actions under the Facility Documents, and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that is a violation of Regulation U.

(k) All material Tax returns and reports of Borrower required to be filed have been timely filed (taking into account applicable extensions), and all material Taxes shown on such Tax returns to be due and payable by Borrower and all material assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income, businesses and franchises which are due and payable by Borrower have been paid when due and payable, except for any Tax that is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made or provided therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to subordinate the Lien securing such Tax or claim and Administrative Agent reasonably determines, based on advice of counsel, that the existence of such Lien will not materially adversely affect the exercise of remedies by Collateral Agent or any Lender in a manner contemplated under the Facility Documents. Borrower has not received a written proposed Tax assessment or written proposed adjustment against Borrower, or any person with which Borrower files a consolidated, combined, unitary or similar group Tax return that would, if made, have a Material Adverse Effect. Borrower is not party to any Tax sharing agreement.

(l) (i) The present fair value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its business, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur Debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the execution, delivery and performance of the Facility Documents or by the consummation of the transactions contemplated under this Agreement.

(m) With respect to each Share held in the Collateral Account, (i) Borrower does not know or have reason to know that such Share has not been duly authorized and validly issued or is not fully paid and non-assessable (or the substantive equivalent for the equity interests issued by limited partnerships and limited liability companies), (ii) is not subject to any Transfer Restrictions, (iii) is not certificated and does not require the removal of any legends or other similar types of restrictions on such Shares, any opinions from any Issuer’s counsel, or the removal of any “stop transfer order” prior to the sale of such Share, and (iv) is not subject to any shareholders agreement, investor rights agreements, lock up agreement, or any other similar agreements or any voting or other contractual restrictions. With respect to each Share held in the Collateral Account, such Share either (x) is not, and in the hands of Borrower has not been, a “restricted security” (within the meaning of Rule 144(a)(3)) or (y) was acquired by Borrower from the relevant Issuer or an affiliate of such Issuer, for which Borrower made payment of the full purchase price (within the meaning of Rule 144(d)(1)(iii)) and on which Borrower took full risk of economic loss, at least six months prior to the date such Share is transferred into the Collateral Account and such Share is freely saleable under Rule 144.

(n) The Loans are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Debt of Borrower. Each Loan is entered into by Borrower in good faith and at arm’s length and is a bona fide loan. Such Loan is not entered into with an expectation that Borrower would default in its obligations thereunder. The Lien created under the Collateral Documents (including the pledge of the Pledged Shares) is a bona fide pledge to secure Borrower’s obligations under the Facility Documents. Such Collateral Documents are not entered into by Borrower with the intent of facilitating a disposition of the Shares subject to such Collateral Documents.

(o) All factual information (including, from time to time, all supplements thereto), taken as a whole, provided with respect to Borrower and its Affiliates by or on behalf of Borrower to any Agent or Lender in connection with the negotiation, execution and delivery of this Agreement and the other Facility Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Borrower provided to any Agent or Lender did not (or will not), when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(p) As of the date any Share is transferred to the Collateral Account, neither Borrower nor the Investment Advisor is in possession of, nor is Borrower entering into the Facility Documents or the transactions contemplated hereby on the basis of, any material Non-public Information in respect of such Shares or the Issuer (or any Affiliate or Subsidiary of the Issuer) of such Shares, and no information provided by or on behalf of Borrower to Administrative Agent or Lender in connection with the Facility constitute material Non-public Information with respect to any Issuer of any Shares for purposes of United States federal and state securities law or Canadian federal or provincial securities laws.

(q) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower and the Investment Advisor have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(r) Borrower is not a Benefit Plan and Borrower has no liability, including contingent or potential liability, with respect to any Benefit Plans which it or any entity with which it is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code has or has ever had within the last six years maintained, sponsored or contributed (or to which any of them has or has ever had in the last six years and obligation to contribute to).

(s) All financial statements concerning Borrower which have been or will hereafter be furnished by Borrower to Administrative Agent pursuant hereto have been or will be prepared in all material respects in accordance with GAAP (except as disclosed therein, consistently applied) (it being acknowledged that quarterly or semi-annual financial statements are subject to normal year-end adjustments and the absence of footnotes) and do or will present fairly, in all material respects, the financial condition of the Person(s) covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(t) Borrower has no Subsidiaries.

(u) (i) Neither Borrower, nor, to the knowledge of Borrower, any director or officer thereof, is an individual or entity currently subject to any Sanctions and (ii) no part of the proceeds of the Loans will be used to the actual knowledge of Borrower, directly or indirectly, for any payment to any governmental officer or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended.

(v) Borrower has policies, procedures and internal controls reasonably designed to ensure compliance with the economic sanctions and trade embargo regulations promulgated by OFAC.

(w) Borrower understands that upon the occurrence and during the continuation of an Event of Default and the exercise of remedies pursuant to the Collateral Documents, (a) the Pledged Shares may be sold without approval of any Governmental Authority which may result in a discounted realization value with respect to the Pledged Shares compared with the then market price and (b) (i) if and to the extent commercially reasonable at the time of such sale, a bulk sale of the Pledged Shares may occur, which may result in a discounted realization value with respect to the Pledged Shares compared to the then current market price and (ii) a private sale of the Pledged Shares may occur which may result in less proceeds than a public sale.

(x) Borrower has complied in all material respects with its reporting obligations with respect to the Shares and the Facility under Sections 13 and 16 of the Exchange Act, the Investment Company Act, and applicable securities laws of any other jurisdiction, including any required filings with the SEC and any relevant Canadian regulator or exchange.

(y) Since the effective date of Borrower’s Registration Statement, (i) there have been no changes in the Investment Policies, other than in accordance with this Agreement or as described in Borrower’s Registration Statement, as supplemented by any shareholder report included within Form N-CSR filed with the SEC and (ii) Borrower has at all times complied in all material respects with the Investment Policies.

(z) Each financial statement delivered by Borrower to Administrative Agent in accordance with this Agreement, together with the notes and schedules thereto, presents fairly and, when delivered in accordance therewith, will present fairly, in all material respects, in conformity with GAAP, the financial position of Borrower as of such date. Since the effectiveness of Borrower’s Registration Statement, or thereafter as of the date of the most recent subsequent audited financial statements delivered to Administrative Agent pursuant to Section 5.01(b), there has been no Material Adverse Effect (it being acknowledged and agreed that declines in the reported values of Shares or declines in the value of Borrower’s overall investment portfolio as a result of declines in the reported values of Shares is not a “Material Adverse Effect”). Each of the financial statements of Borrower (whether audited or unaudited) delivered to Administrative Agent fairly present all material contingent liabilities to the extent required in accordance with GAAP.

(aa) No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Facility Documents, except as payable to the Agents and the Lenders and their Affiliates.

(bb) Borrower maintains policies and procedures reasonably designed to comply with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) as applicable, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”). Borrower will not use any part of the proceeds of the Loans, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

COVENANTS OF BORROWER

SECTION 5.01 Affirmative Covenants. On and after the Closing Date and so long as any Lender has a Commitment or any Obligations (other than contingent indemnification Obligations) have not been paid in full:

(a) Existence. Borrower shall preserve renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business. Borrower shall maintain in full force and effect its registration as a closed-end management investment company under the Investment Company Act.

(b) Reporting Requirements. Borrower will furnish to Administrative Agent (and, upon receipt, Administrative Agent will promptly provide to the Lenders):

(i) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a statement of assets and liabilities of Borrower, including its portfolio of investments, as of the end of such fiscal year, and the related statements of operations and changes in net assets of Borrower for such fiscal year, all set forth in comparative form with the corresponding figures from the previous fiscal year and prepared in conformity with GAAP, together with an audit report thereon issued by

PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, which shall be without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of Borrower as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP (and, except as disclosed therein, consistently applied);

(ii) as soon as available and in any event within sixty (60) days after the end of the first six month period of each fiscal year of Borrower, a statement of assets and liabilities of Borrower, including the portfolio of investments, as of the end of such period, and the related statements of operations and changes in net assets of Borrower of such period, all in reasonable detail and set forth in comparative form with the figures for the corresponding six-month period of the previous fiscal year, prepared in accordance with GAAP (and, except as disclosed therein, consistently applied) and certified (subject to normal year-end adjustments and the absence of footnotes) that such financial statements present fairly, in all material respects, the consolidated financial position of Borrower as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP (and, except as disclosed therein, consistently applied) by a Responsible Officer of Borrower or accompanied by an audit report thereon issued by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing reasonably acceptable to Administrative Agent;

(iii) as soon as possible and in any event within two Business Days after a Responsible Officer of Borrower obtains actual knowledge of the occurrence of (A) any Default or Event of Default, (B) each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry (other than routine matters) by such agency regarding financial or other operational results of Borrower, or (C) any actual or threatened action, suit, proceeding or investigation which, if adversely determined to Borrower, could reasonably be likely to result in a Material Adverse Effect, a statement of a Responsible Officer of Borrower setting forth the details thereof and the action which Borrower has taken and proposes to take with respect thereto;

(iv) as soon as possible and in any event within two Business Days after the filing thereof with the SEC or the mailing thereof to shareholders of Borrower, copies of all annual, semi-annual and (if any) quarterly reports to shareholders, amendments and supplements to Borrower’s Registration Statement, non-routine proxy statements, financial statements and other materials of a financial or otherwise material nature;

(v) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower as any Lender Party may from time to time reasonably request;

(vi) on or before 9:00 A.M. on the tenth Business Day of each calendar month, the NAV of Borrower as of the last Business Day of the immediately preceding calendar month; and

(vii) such information regarding Borrower’s investment portfolio or the contents of the Collateral Account as is required to be sent to Administrative Agent by the Custodian pursuant to the Control Agreement, whether on a daily, weekly, monthly or other basis (including, without limitation, information setting forth Transfer Restrictions applicable to any Pledged Shares or other Collateral);

provided that the information required to be furnished to Administrative Agent pursuant to clauses (i), (ii), (iv), (v) and (vi) of this Section 5.01(b) shall be deemed delivered to Administrative Agent when such information has been made available free of charge on the SEC’s website or other publicly available and widely accessible sources (including Bloomberg) and, in the case of clause (vii) of this Section 5.01(b), when delivered by the Custodian to Administrative Agent in accordance with the terms of the Custody Agreement or the Control Agreement.

(c) Use of Proceeds. Borrower will use the proceeds of the loans to leverage Borrower’s investment portfolio and for temporary liquidity needs and other general company (statutory trust) purposes of Borrower, in each case in accordance with Borrower’s Registration Statement and the Investment Policies.

(d) Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all of its material obligations and liabilities, including: (i) all lawful material claims which, if unpaid, would become a Lien on its property and (ii) to the extent not covered by the foregoing clause (i), all Debt with an aggregate outstanding principal amount in excess of the Threshold Amount, as and when due and payable (after giving effect to any applicable notice requirements and grace periods).

(e) Taxes. Borrower will pay all material Taxes imposed upon it and any material Taxes payable by it imposed on any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including material claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made or provided therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to subordinate the Lien securing such Tax or claim and Administrative Agent reasonably determines, based on advice of counsel, that the existence of such Lien will not materially adversely affect the exercise of remedies by Collateral Agent or any Lender in a manner contemplated under the Facility Documents. Borrower will not file or consent to the filing of any consolidated, combined, unitary or similar group income or franchise Tax return.

(f) Collateral Requirement. Borrower shall comply with the Collateral Requirement and shall promptly notify Administrative Agent as soon as a Responsible Officer of Borrower has knowledge or reasonable belief that the value of any Collateral (to the extent not reflected in the quoted price for Pledged Shares or Cash Equivalents Collateral) has been or may be materially impaired.

(g) Keeping of Books. Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.

(h) Reporting Obligations. Borrower shall comply in all material respects with its reporting obligations with respect to the Shares and the Facility under Sections 13 and 16 of the Exchange Act, the Investment Company Act, and applicable securities laws of any other jurisdiction, including any required filings with the SEC and any relevant Canadian regulator or exchange.

(i) Compliance with Laws. Borrower shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower shall comply in all material respects with all requirements of the Investment Company Act, except where exemptive relief has been obtained and remains in effect.

(j) Compliance with OFAC. Borrower has policies, procedures and internal controls in place reasonably designed to ensure compliance with the economic sanctions and trade embargo regulations promulgated by OFAC.

(k) Compliance with Investment Policies. Borrower shall comply with its Investment Policies in all material respects at all times. Borrower shall furnish to Administrative Agent (and, upon receipt, Administrative Agent shall promptly provide to the Lenders), prior to its effective date, prompt notice of any proposed material modification or amendment to the Investment Policies; provided that Borrower shall not enter into any such amendment that adversely affects any Lender Party without the prior written consent of Administrative Agent.

(l) Further Assurances. Borrower agrees that upon the request of an Agent, it shall execute and/or deliver any additional agreements, documents and instruments and take such further actions as may be reasonably requested by such Agent from time to time to implement the terms of the Facility, including such agreements, documents or instruments as may be necessary to grant to Collateral Agent, for the benefit of the Lender Parties, a security interest in any property acquired by Borrower after the Closing Date and subject to the Lien of the Pledge Agreement, which agreements, documents or instruments shall be reasonably satisfactory to such Agent.

(m) Delivery of Information. Borrower hereby acknowledges that (a) Administrative Agent may, but shall not be obligated to, make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower

Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02 Negative Covenants. So long as any Lender shall have any Commitment hereunder, or any Obligations (other than contingent indemnification Obligations) have not been paid in full:

(a) Asset Coverage. Borrower’s Asset Coverage shall not be less than 300% at any time required to be tested under the Investment Company Act.

(b) Liens. Borrower shall not, and shall not permit any other Person to, create or permit to exist any Lien upon or with respect to the Collateral or any Transfer Restriction upon or with respect to the Collateral except (i) the security interest in favor of Collateral Agent for the benefit of the Lender Parties and (ii) Permitted Liens. Notwithstanding anything to the contrary, neither this Section 5.02(b) nor Section 5.02(c) shall prohibit (A) the sale or other disposition of, or grant of any option with respect to, any of the Collateral or (B) transfers or withdrawals of Collateral from the Collateral Account in accordance with Section 2.10(c), or the imposition of any Lien on the Collateral (other than Permitted Liens).

(c) Negative Pledges; Transfers. Borrower shall not (i) enter into or consent to any agreement that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto, (ii) enter into or consent to any agreement pursuant to which any Person other than the Lender Parties and any securities intermediary through which any of the Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) has or will have control in respect of any Collateral or (iii) make any transfer or withdrawal of Collateral from the Collateral Account to the extent such transfer or withdrawal (x) is prohibited by Section 2.10 of this Agreement or (y) would cause, if effected, a Margin Breach that did not exist immediately before such proposed transfer or withdrawal.

(d) Mergers, Etc. Borrower shall not, directly or indirectly, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower to any Person; provided that sales or other dispositions of Shares and other investments of Borrower in the ordinary course of its business shall not be prohibited by this Section 5.02(d).

(e) No New Business or Investments. Borrower shall not, directly or indirectly, engage in any business or line of investments materially different than as described in its Organization Documents and Borrower Registration Statement as supplemented by any semiannual or annual report included within Form N-CSR as filed with the SEC.

(f) No Amendment of Organization Documents, Etc. Borrower shall not consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents or Borrower Registration Statement in a manner adverse to the Lenders.

(g) Transactions with Affiliates. Borrower shall not enter into any transaction with or make any payment or transfer to any Affiliate of Borrower, except (i) as listed on Schedule VI hereto or (ii) upon terms, taken as a whole, no less favorable in all material respects to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower, and in compliance with the Investment Company Act and other applicable laws.

(h) Formation of Subsidiaries. Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

(i) Status as a Benefit Plan. Borrower shall not be or become a Benefit Plan and Borrower shall not at any time establish, maintain or be required to contribute to any Benefit Plan or become a guarantor with respect to any Benefit Plan.

(j) Compliance with Margin Regulations. Borrower shall not take any action that would cause any Lender to be in violation of Regulation U, and Borrower shall provide any necessary documents reasonably required by any Lender to comply with Regulation U.

(k) Sanctions. Borrower shall not to its actual knowledge, directly or indirectly, use the proceeds of any Loan or otherwise make available such proceeds to any Affiliate, joint venture partner or other individual or entity for the purpose of financing the activities of any such Affiliate, joint venture partner or other individual or entity subject to any Sanctions.

(l) Status of Shares. Borrower shall not transfer any Share to the Collateral Account unless: (i) upon delivery into the Collateral Account such Share would be Collateral, (ii) Borrower does not know or have reason to know that such Share was not duly authorized and validly issued or is not fully paid and non-assessable (or the substantive equivalent for the equity interests issued by limited partnerships and limited liability companies), (iii) such Share is not subject to any Transfer Restriction, (iv) such Share is not certificated and does not require the removal of any legends or other similar types of restrictions on such Shares, any opinions from

Issuer’s counsel, or the removal of any “stop transfer order” prior to the sale of such Share, and (v) such Share is not subject to any shareholders agreement, investor rights agreements, lock up agreement, or any other similar agreements or any voting or other contractual restrictions.

(m) Limitation on Certain Sales. At all times during the period from, and including, the occurrence of an acceleration of the Loans pursuant to Section 6.01 to, and including, the date that is three Business Days immediately following the completion or termination of the related foreclosure by any Lender Party under the Facility Documents, Borrower will not directly or indirectly, without the prior written consent of Collateral Agent (i) offer, pledge, sell, contract to sell, sell short, sell any call option or other right or warrant to purchase, purchase any put option, lend, hedge any “long” position in or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for any Shares or (ii) enter into any derivative contract or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Shares or such other securities, in cash or otherwise.

(n) Distribution, Etc. Borrower will not declare or make any dividend payment or other distribution of assets, property, cash, rights, obligations or securities from the Collateral on account of any equity interests in Borrower (it being understood that the payment of fees and expenses to the Investment Advisor is not a distribution for purposes hereof), or purchase, redeem, retire or otherwise acquire for value any equity interests in Borrower, now or hereafter outstanding from any assets, property, cash, rights, obligations or securities constituting Collateral that would, or could reasonably be expected to, result in (i) a Default or an Event of Default or (ii) a violation of the Investment Company Act; provided that the foregoing shall not prohibit the payment of any dividend or distribution or the consummation of any irrevocable redemption (A) within sixty (60) calendar days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice of such payment, such transaction would have complied with the provisions of this Agreement, or (B) for the avoidance of doubt, from any assets of Borrower that are not Collateral.

(o) Fund Administration. Borrower shall not terminate the services or accept the resignation of the Custodian without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). Borrower shall not enter into any other custody agreement or equivalent arrangement with any other Person unless such Person is reasonably acceptable to the Required Lenders, and Borrower and Administrative Agent have entered into a control agreement in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay when due (i) any of the outstanding principal of, or accrued interest on, any Loan, whether on a scheduled due date or as required to be prepaid or repaid pursuant to this Agreement or (ii) fail to pay when due any other amounts owing pursuant to this Agreement or any of the other Facility Documents and such failure shall not be cured within two (2) Business Days after receipt of notice from Administrative Agent; provided, however, that Borrower’s failure to pay when due any accrued interest on any Loan as a result of a ministerial or operational error, if immediately available funds were available to Borrower to enable it to make the relevant payment when due, shall not constitute a Default or an Event of Default until twenty-four hours have elapsed.

(b) Borrower shall fail to provide Administrative Agent with financial statements and other reports required to be delivered pursuant to Section 5.01(b) (other than clause (iii) thereof) on the date required for such delivery, and such failure shall not be cured within five (5) Business Days; provided, however, that no such cure period shall apply to the extent that (i) three (3) delivery failures have already occurred during the then current calendar quarter or (ii) one (1) delivery failure with respect to the specific report in question has already occurred during the then current calendar quarter; or

(c) Borrower shall fail to perform or observe any of the Fundamental Terms applicable to Borrower; provided that, in the event the Custodian fails to deliver the information required to be delivered pursuant to Section 5.01(b)(vii), such failure is not cured by close of business on the first Business Day immediately following the date such information was required to be delivered; or

(d) Borrower shall fail to perform or observe any other term, covenant or agreement in this Agreement or any other Facility Document to which it is a party (not specified in clause (a), (b) or (c) above) and such failure shall not be cured within thirty (30) calendar days after receipt of notice from Administrative Agent; or

(e) the Investment Advisor shall fail to perform or observe in any material respects any of the Fundamental Terms applicable to Investment Advisor; or

(f) the Investment Advisor shall (i) sell or dispose of all or substantially all of its assets to a Person that is not a Control Affiliate of the Investment Advisor or (ii) consolidate with or merge into any other Person, unless it is the survivor or such Person is a Control Affiliate of the Investment Advisor; or

(g) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower in this Agreement or in any other Facility Document, or in any document or certificate delivered in connection with the Facility shall be incorrect or misleading in any material respect when made or deemed made; or

(h) (i) any provision of any Facility Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (ii) Borrower, Custodian or Investment Advisor or any Affiliate of either Borrower or Investment Advisor contests in any manner the validity or enforceability of any provision of any Facility Document; or (iii) Borrower denies that it has any or further liability or obligation under any Facility Document or purports to revoke, terminate or rescind any provision of any Facility Document; or

(i) (i) Borrower (A) fails to make any payment when due (after giving effect to any applicable notice and grace periods), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Debt (other than Debt hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) that is greater than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than a Change of Control), the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or (ii) there occurs under any swap or derivatives contract an early termination date (as defined in such contract) resulting from (A) any event of default under such contract as to which Borrower is the defaulting party (as defined in such contract) or (B) any such termination event (other than a Change of Control) under such contract as to which Borrower is an affected party and, in either event, the Swap Termination Value (or comparable value) owed by Borrower under all such contracts as a result thereof is greater than the Threshold Amount; or

(j) (i) Borrower becomes unable or admits in writing its inability or fails generally to pay its Debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and is not released, vacated or fully bonded within forty-five (45) calendar days after its issue or levy; (iii) Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for forty-five (45) consecutive calendar days; (v) any proceeding under any Debtor Relief Law relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for thirty (30) consecutive calendar days, or an order for relief is entered in any such proceeding; or (vi) Borrower shall take any action to authorize any of the actions set forth in this Section 6.01(j); or

(k) there is entered against Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount, and enforcement proceedings are commenced by any creditor upon such judgment or order; or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(l) the Control Agreement shall have been terminated (unless a substitute agreement has been entered into that is reasonably satisfactory to Administrative Agent and each Lender); or

(m) a Change of Control shall occur; or

(n) any investment advisory agreement or management agreement that is in effect on the Closing Date between the Investment Advisor and Borrower shall terminate (unless such agreement is replaced, restated or otherwise extended by an agreement containing substantially similar duties and responsibilities of the Investment Advisor); or

(o) Borrower shall fail to pay to Custodian, when due, any fees, expenses or charges greater than $100,000 in the aggregate under any custody or similar agreement and such failure continues for five (5) Business Days after receipt of written notice from the Custodian of non-payment after the due date; or

(p) a Margin Breach shall have occurred and has not been cured in accordance with Section 2.10; or

(q) a Performance NAV Trigger shall occur (subject to the Waived Performance NAV Trigger); or

(r) a Regulatory Event shall occur; or

(s) Custodian shall (i) fail to perform or observe in any material respects any of the Fundamental Terms applicable to Custodian or (ii) fail to have an Investment Grade rating, or

(t) Borrower shall terminate the services or accept the resignation of the Investment Advisor without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

then, and in any such event, and so long as an Event of Default shall be continuing, Administrative Agent shall at the request of all Lenders, or may with the consent of the Required Lenders by notice to Borrower, declare the Commitments terminated and all Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Facility Documents shall become and be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of any event in Section 6.01(j), the Commitments shall automatically and immediately terminate and all Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Facility Documents shall automatically and immediately become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, upon the occurrence of an Event of Default, and so long as an Event of Default shall be continuing, Administrative Agent or Collateral Agent may instruct the Custodian to transfer the whole or any part of the Collateral into the name of Administrative Agent or Collateral Agent or the name of its nominee, notify the obligors on any Collateral to make payment to Administrative Agent or Collateral Agent or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to Obligations in accordance with Section 6.03, and exercise any other rights and remedies under any Facility Document, at law or in equity.

SECTION 6.02 Certain Provisions Related to Pledged Shares. At all times prior to the continuance of an Event of Default, Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Shares for all purposes not inconsistent with the terms of this Agreement, any other Facility Document or any other instrument or agreement referred to herein; provided that Borrower agrees that Borrower will not vote the Shares in any manner that would reasonably be expected to have a material adverse effect on the value of the Shares or a Lender Party’s interest therein.

SECTION 6.03 Application of Funds. After the exercise of remedies provided for herein or in any other Facility Document (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.19, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.12 or 8.04) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Facility Documents and amounts payable under Sections 2.11, 2.12 and 2.14, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Facility Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them, and the Commitments of such Lender shall be deemed to be permanently reduced by the amount of such payment; and

Last, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by Law.

ARTICLE VII

AGENTS

SECTION 7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as Administrative Agent hereunder and under the other Facility Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Merrill Lynch, Pierce, Fenner & Smith Incorporated to act on its behalf as Collateral Agent hereunder and under the other Facility Documents and authorizes Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Merrill Lynch, Pierce, Fenner & Smith Incorporated to act on its behalf as Calculation Agent hereunder and under the other Facility Documents and authorizes Calculation Agent to take such actions on its behalf and to exercise such powers as are delegated to Calculation Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing their functions and duties and exercising any discretion provided hereunder, the Agents shall act in a commercially reasonable manner solely as agents of the Lenders and do not assume and shall not be deemed to have assumed any obligations toward or relationship of agency or trust with or for Borrower. For the avoidance of doubt, Collateral Agent and Calculation Agent shall comply with any instructions from Administrative Agent. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and Borrower shall have no rights or obligations as a third party beneficiary (except as specified in Section 7.06) of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02 Rights as a Lender. If the Person serving as an Agent hereunder also acts as a Lender hereunder, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any of its Affiliate as if such Person were not an Agent hereunder and without any duty to account therefor to Lenders.

SECTION 7.03 Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Facility Documents and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Facility Documents that such Agent is required to exercise, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Facility Document or applicable Law; or

(c) shall not, except as expressly set forth herein and in the other Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, conditions, or provisions set forth herein or in any of the other Facility Documents, or as to the use of the proceeds of the Loans, or as to the existence or possible existence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 7.04 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, which by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Facility Document by or through any one or more agents, sub-agents, affiliates or employees appointed by such Agent.

Each Agent and any such agents, sub-agent, affiliates or employees may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agents, sub-agents, affiliates or employees and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non- appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06 Resignation of Administrative Agent. Any Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right with, except if an Event of Default exists, the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) to appoint a successor to such Agent, which shall be a bank (x) with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York and (y) a combined capital and surplus of at least $250,000,000. If the Person serving as an Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Agent and, subject to the consent of Borrower (except when an Event of Default exists, and such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. If no such successor shall have been so appointed by Required Lenders or an appointed successor does not accept such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent to replace it meeting the qualifications set forth above, provided that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (except that if any Collateral is then held by such Agent on behalf of Lenders under any of the Facility Documents, such Agent shall continue to hold such Collateral until such time as a successor Agent to it is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the applicable Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Facility Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After a retiring Agent’s resignation hereunder and under the other Facility Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America, N.A. as Administrative Agent shall also constitute resignation by Bank of America, N.A. as Swing Line Lender, as well as resignation by Merrill Lynch, Pierce, Fenner & Smith Incorporated as Collateral Agent and Calculation Agent.

SECTION 7.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, performed its own analysis and made its own decision (credit, legal and otherwise) to enter into this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to perform its own analysis and make its own decisions (credit, legal and otherwise) in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08 No Other Duties. Anything herein to the contrary notwithstanding, no Agent hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Facility Documents, except in its capacity, as applicable, as such Agent hereunder or thereunder.

SECTION 7.09 Collateral. Each Lender hereby further authorizes Administrative Agent and Collateral Agent to enter into the Facility Documents as secured party on behalf of and for the benefit of Lenders and agrees to be bound by the terms of the Facility Documents. Without limiting the provisions of Section 7.10, the Lenders irrevocably authorize Administrative Agent and Collateral Agent, at its option and in its discretion to (and at the request of Borrower, shall) release any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Facility Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Facility Document, (iii) that is expressly permitted to be released pursuant to, and subject to the conditions set forth in, Section 2.10(b) and/or Section 2.10(c), as applicable, or (iv) subject to Section 8.01, if approved, authorized or ratified in writing by the Required Lenders. Neither Administrative Agent nor Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by Borrower in connection therewith, nor shall Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 7.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Total Accrued Loan Amount and all other obligations that are owing and unpaid to the Agents or Lenders under the Facility Documents and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and the Agents and their respective agents and counsel and all other amounts due Lenders and the Agents under the Facility Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due Administrative Agent under the Facility Documents.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations owed by Borrower hereunder or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Facility Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or by Administrative Agent with the consent of Required Lenders) and Borrower, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.01 without the written consent of each Lender as of the Closing Date or (ii) without limiting the generality of the foregoing clause (i), waive any condition set forth in Section 3.02 as to any borrowing of Loans without the written consent of each Lender (it being understood that the waiver of any Default or the amendment, waiver or other modification of any representation, warranty, covenant or other provision of the Loan documents (other than Section 3.02 hereof) effected in accordance with the terms of this Section 8.01 shall not require the separate consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Facility Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Facility Document without the written consent of each Lender adversely and directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Facility Document without the written consent of each Lender adversely and directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to adjust the default rate as set forth in Section 2.04(b) or to waive any obligation of Borrower to pay interest at such rate;

(e) change Section 2.18 or Section 6.03 in a manner that would alter the pro rata sharing required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release a material portion of the Collateral without the written consent of each Lender, except to the extent the release of the Collateral or Guarantor is permitted pursuant to Section 7.09 (in which case such release may be made by Administrative Agent acting alone); or

(h) change Section 2.10 or the definitions of “Adjusted Loan Amount”, “Fifty Percent Breach”, “Loanable Value Breach” or “Margin Breach”.

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent or Swing Line Lender, as applicable, in addition to Lenders required above, affect the rights or duties of such Agent or the Swing Line Lender under this Agreement or any other Facility Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Section 8.01, (x) Facility Documents (other than this Agreement) and related documents executed by Borrower in connection with this Agreement may be amended, supplemented and waived with the consent of Administrative Agent and Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to cure ambiguities, omissions, mistakes or defects or (ii) to cause such Facility Document or other document to be consistent with this Agreement and the other Facility Documents and (y) if following the Closing Date, Administrative Agent and Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement, then Administrative Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Facility Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

SECTION 8.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to Borrower, to:

[                                         ]

(ii)	if to Administrative Agent or any other Agent, to:

[                                         ]

(iii)	if to a Lender, to it at its address (or telecopier number) set forth in such Lender’s Administrative

Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). For purposes of receiving a Margin Breach Notice, Borrower’s normal business hours shall be deemed to end at 6:00 P.M. on each Business Day. Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by posting such communications on the Platform or by other electronic communication (including e-mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.02 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures described in this Section 8.02(b) or as otherwise consented to by Administrative Agent or Borrower, as applicable.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Borrower Materials through the Platform.

(d) Change of Address, Etc. Each of Borrower and each Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agents and Lenders. Agents and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03 No Waiver; Remedies; Securities Contracts.

(a) No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

(b) Notwithstanding anything to the contrary contained herein or in any other Facility Document, the authority to enforce rights and remedies hereunder and under the other Facility Documents against Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 6.01 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Facility Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.13 (subject to the terms of Section 2.17), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law.

(c) Borrower and Lender acknowledge that this Agreement and the other Facility Documents are a “securities contract” within the meaning of the Bankruptcy Code of the United States and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder or contemplated hereby or thereby or made, required to be made or contemplated in connection herewith or therewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7) and/or (27) and Sections 546(e), (f) and/or (j) of the Bankruptcy Code of the United States. The parties further acknowledge that this Agreement and the other Facility Documents are a “master netting agreement” within the meaning of the Bankruptcy Code of the United States.

SECTION 8.04 Costs and Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent, any other Agent, and their Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for all Lender Parties, and any Lender, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the reimbursement obligations set forth in clauses (i) of this Section 8.04(a) shall be limited to, in respect of legal costs and expenses, the reasonable and documented out-of-pocket costs and expenses of one special counsel and one local counsel in each relevant jurisdiction and, after the occurrence and during the continuance of any Event of Default, for the group of Lenders (and, solely in the case of any actual or potential conflict of interest as reasonably determined by the affected Lender, one additional counsel for the affected Lenders as a whole).

(b) Indemnification by Borrower. Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of each Agent (and any sub-agent thereof) and its respective Related Parties only, the administration of this Agreement and the other Facility Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, any Indemnitee acting in reliance on any instruction given by Borrower or any Indemnitee failing to follow the unlawful or unreasonable instructions of Borrower, (iii) any joint or other instructions requested or required by Borrower and given to Custodian under the Control Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a material breach of this Agreement or any other Facility Document by, or the bad faith, gross negligence or willful misconduct of, such Indemnitee or its Related Parties (y) any settlement entered into by such Indemnitee or its Related Parties without Borrower’s consent (such consent not to be unreasonably withheld or delayed) or (z) result from a claim brought by Borrower or any Related Party of Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s or its Related Parties’ obligations hereunder or under any other Facility Document, if Borrower or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (c) are subject to the provisions of Section 2.17(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby, except as a result of the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Facility and the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 8.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.06 Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans and undrawn Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(2) of this Section and, in addition:

(1) the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of (or an Approved Fund related to) a Lender with a credit rating at least equal to that of the assigning Lender (as set forth in the Administrative Questionnaire) or an Approved Assignee; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; and

(2) the consent of Administrative Agent shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or an Approved Assignee.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Furthermore, the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or to any Issuer of Shares or any of such Issuer’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b), (C) to a natural Person, or (D) any Person that is subject to Regulation T.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Purchaser Representations. Any such assignee shall make the Purchaser Representations to each of Borrower, Collateral Agent, Administrative Agent and each other Lender hereunder.

Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14, and 8.04; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, Borrower or any of Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.12(e), it being understood that the documentation required under Section 2.12(e) shall be delivered to Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.20 as if it were an assignee under clause (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.11 or 2.12, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent (x) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (y) the sale of the participation to such Participant is made with Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any such participant shall make the Purchaser Representations to each of Collateral Agent, Administrative Agent and each other Lender hereunder.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.07 Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, legal actions or proceedings brought by Collateral Agent in connection with the exercise of remedies with respect to the Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised.

(c) Waiver of Venue. Each party thereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.07(e).

SECTION 8.08 Severability. In case any provision in this Agreement or any other Facility Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Facility Document, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.09 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Facility Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic transmission (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.10 Survival of Representations. All representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 8.11 Confidentiality. Each of the Agents and Lenders agrees to maintain the confidentiality of the Information (as defined below) pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information (together with any Non-public Information received by any Agent or any Lender relating to Borrower, any Issuer of Shares or the Shares) may be disclosed (a) to such Agent’s or Lender’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially similar to those of this Section 8.11, to any assignee or transferee of or Participant in, or any prospective assignee or transferee of or Participant in, any of its rights or obligations under this Agreement or the Facility Documents that has received any consent needed under Section 8.06 to become an assignee, transferee or Participant, (g) with the consent of Borrower, (h) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower, the Loans received by the rating agency from any Agent or any Lender or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.11 or (y) becomes available to any Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or the Investment Advisor relating to Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or the Investment Advisor, provided that, in the case of information received from Borrower or the Investment Advisor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.12 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between Borrower, on the one hand, and Administrative Agent and its Affiliates, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents; (b)(i) each Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, or any other Person and (ii) the Agents have no any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; and (c) each Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Administrative Agent has no obligations to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.13 Right of Setoff.

Upon the occurrence and the continuation of an Event of Default, each Lender, Administrative Agent and their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other indebtedness at any time held or owing by a Set-off Party (including, but not limited to, by any of their branches and agencies wherever located) to or for the credit or the account of Borrower or any of its Affiliates against and on account of the obligations and liabilities of Borrower or such Affiliate to the Set-off Party under this Agreement or under any of the other Facility Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not the relevant Set-off Party shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured or are owed to a branch or office of such Lender or Administrative Agent different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.19(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Set-off Party under this Section 8.13 are in addition to other rights and remedies (including other rights of setoff) that such Lender or Administrative Agent, or their respective Affiliates may have. Each Lender agrees to notify to Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.14 Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to any Lender or any Agent under this Agreement or any other Facility Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following such Lender’s or Agent’s receipt of any sum adjudged in the Judgment Currency, such Lender or Agent, as applicable, may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless such Lender or such Agent against any deficiency in terms of Dollars in the amounts actually received by such Lender or such Agent following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by any Lender or any Agent, and shall survive the termination of this Agreement.

SECTION 8.15 No Fiduciary Duty. Each Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its affiliates. Borrower agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its affiliates, on the other. Borrower acknowledges and agrees that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Facility

Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

SECTION 8.16 PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies to Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies to Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act. Borrower agrees to promptly provide any Lender or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Borrower in accordance with the PATRIOT Act.

SECTION 8.17 Recourse Limited to Borrower. Notwithstanding any other provisions of this Agreement or any other Facility Document, the Obligations are recourse only to Borrower. No recourse shall be had against any officer, managing or non-managing member, investment manager, director, employee, security holder or incorporator of Borrower or its successors or assigns or any affiliate, advisor, general partner, shareholder, member, unitholder, trustee or partner of Borrower or their respective successors or assigns (or any officer, member, director, employee, security holder or incorporator of any such Person) for the payment of any amounts payable under the Loans, this Agreement or any other Facility Document.

SECTION 8.18 Lender Representations. Each Lender party to this Agreement represents and warrants that such Lender is not subject to Regulation T.

SECTION 8.19 No Rehypothecation of Collateral; Control of Collateral. Administrative Agent, Collateral Agent and each Lender agrees that, except in connection with the exercise of remedies so long as an Event of Default is continuing, (a) the Shares and any other Collateral (or securities entitlements with respect thereto, as defined in Article 8 of the UCC) may not be rehypothecated, pledged, assigned or otherwise dealt with by Administrative Agent, Collateral Agent and each Lender, and (b) Administrative Agent, Collateral Agent and each Lender shall not deliver, issue or originate any “Notice of Exclusive Control” (as defined in the Control Agreement) or analogous notice of exclusive control or (except in compliance with this Agreement) otherwise direct, instruct, or originate entitlement orders (as defined in Article 8 of the UCC) regarding the Shares and any other Collateral (or securities entitlements with respect thereto).

SECTION 8.20 Entire Agreement. THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:
GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND, as Borrower

By

Name:

Title:

[Additional signature pages follow]

Signature Page to Loan Agreement

LENDER:
[NAME OF LENDER], as Lender

By

Name:

Title:

[Additional signature pages follow]

Signature Page to Loan Agreement

AGENTS:
BANK OF AMERICA, N.A., as Administrative Agent

By

Name:

Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Collateral Agent and Calculation Agent

By

Name:

Title:

Signature Page to Loan Agreement

Schedule I

Schedule II

EXHIBIT A-1

[FORM OF] BORROWING REQUEST

Bank of America, N.A., as Administrative Agent

Attn:

[                     ], 20[    ]

Ladies and Gentlemen:

The undersigned, Goldman Sachs MLP Income Opportunities Fund (“Borrower”), refers to the Revolving Loan Agreement, dated as of December 19, 2013 (as from time to time amended, the “Loan Agreement,” the terms defined therein being used herein as therein defined), among Borrower, Bank of America, N.A., as Administrative Agent and Swing Line Lender, the other Agents party thereto and Lenders from time to time party thereto and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Loan Agreement, that the undersigned hereby requests a Loan under the Loan Agreement, and in that regard sets forth below the information relating to such Loan (the “Proposed Borrowing”) as required by Section 2.02(a) of the Loan Agreement:

(i)	The Business Day of the Proposed Borrowing is , .

(ii)	The amount of the Proposed Borrowing is $ .

(iii)	The Interest Period for the Proposed Borrowing is [one][three] month LIBOR.

(iv)	The account to which proceeds of the Proposed Borrowing should be deposited is .

Borrower hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A)	the representations and warranties contained in Article IV of the Loan Agreement are true and correct in all material respects (except to the extent such representations and warranties are already qualified by materiality, in which case they shall be true and correct in all respects) on and as of the date hereof and as of the Proposed Borrowing as if made on such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date);

(B)	no Margin Breach has occurred and is continuing;

(C)	Borrower’s Asset Coverage immediately before and after giving effect to the requested Loan, is at least 300%;

Exhibit A-2 to Loan Agreement

A-1

(D)	immediately after giving effect to the Proposed Borrowing, (i) the aggregate amount of all Loans outstanding will not exceed the aggregate Commitments then in effect and (ii) no Margin Breach will occur; and

(E)	no event has occurred, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

Very truly yours,

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

By:

Name:

Title:

Exhibit A-2 to Loan Agreement

A-2

EXHIBIT A-2

[FORM OF] SWING LINE LOAN REQUEST

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Goldman Sachs MLP Income Opportunities Fund (“Borrower”), refers to the Revolving Loan Agreement, dated as of December 19, 2013 (as from time to time amended, the “Agreement,” the terms defined therein being used herein as therein defined), among Borrower, Bank of America, N.A., as Administrative Agent and Swing Line Lender, the other Agents party thereto and Lenders from time to time party thereto and hereby gives you notice, irrevocably, pursuant to Section 2.08 of the Loan Agreement, that the undersigned hereby requests a Swing Line Loan under the Loan Agreement, and in that regard sets forth below the information relating to such Swing Line Loan as required by Section 2.08(b) of the Agreement.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Loan requested herein complies with the requirements of the proviso to the first sentence of Section 2.08(a) of the Agreement.

Very truly yours,

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

By:

Name:

Title:

Exhibit A-2 to Loan Agreement

A-1

EXHIBIT B

FORM OF PLEDGE AGREEMENT

[To be attached]

Exhibit B to Loan Agreement

B-1

EXHIBIT C

FORM OF CONTROL AGREEMENT

[To be attached]

Exhibit C to Loan Agreement

C-1

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Facilities and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor. Assignor hereby agrees, with respect to any claim, suit, cause of action and any other right of the Assignor referenced in clause (ii) above that cannot be assigned under applicable law, to enforce such claim, suit, cause of action and/ or other right, as the case may be, on behalf of at the request and expense of, Assignee.

Assignee hereby makes the Purchaser Representations to each of Borrower, Collateral Agent, Administrative Agent and each other Lender under the Loan Agreement.

1.	Assignor:	____________________________________________

2.	Assignee:	____________________________________________

3.	Borrower:	____________________________________________

Exhibit D to Loan Agreement

4.	Administrative Agent:	Bank of America, N.A., as Administrative Agent under the Loan Agreement.

5.	Loan Agreement:	The Revolving Loan Agreement dated as of December 19, 2013 among GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND, the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent and the other Agents party thereto.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned1	Percentage Assigned of Commitment/Loans2
$	$	%
$	$	%
$	$	%

[7.	Trade Date: ][3]

[Page break]

1	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D to Loan Agreement

Effective Date:                          , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title

Consented to and Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Title

[Consented to and Accepted:

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND, as Borrower

By:
Name: Title: ]4

4	Borrower consent to extent required pursuant to Section 8.06(b) of the Loan Agreement.

Exhibit D to Loan Agreement

ANNEX 1 to Assignment and Assumption Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Facility Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Facility Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Affiliates or any other Person obligated in respect of any Facility Document or (iv) the performance or observance by Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Facility Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 8.06(b) of the Loan Agreement (subject to such consents, if any, as may be required under Section 8.06(b) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Facility Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.01, if any, of the Loan Agreement, and such other reports, documents and information as it has deemed appropriate to perform its own analysis and to make its own decision (credit, legal or otherwise) to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to perform its own analysis and to make its own decisions (credit, legal or otherwise) in taking or not taking action under the Facility Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Facility Documents are required to be performed by it as a Lender. Without limiting the foregoing, Assignee acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of Borrower and, in making its determination to proceed with the transactions contemplated by the Assignment and Assumption, Assignee has relied on the results of its own independent investigation. In connection therewith, Assignee is not relying on any documents provided to it by Assignor (including any document created or generated by Assignor for its purposes), other than the Facility Documents.

Exhibit D to Loan Agreement

Assignee will not, without the prior written consent of Assignor, disclose any confidential information with respect to Assignor furnished to it under this Agreement or otherwise, except as may be required to comply with any applicable law or the request of any regulatory body (including, but not limited to, any self-regulatory organization) having jurisdiction over Assignee or pursuant to legal process or otherwise as required in connection with litigation (and Assignee agrees that it will, to the extent reasonably practicable and if permitted by applicable law, give Assignor prior notice of such disclosure reasonably sufficient to permit Assignor to contest such disclosure).

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic transmission (including .pdf format) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

Exhibit D to Loan Agreement

EXHIBIT E-1

FORM OF TAX COMPLIANCE CERTIFICATE

[To be attached]

Exhibit E-1 to Loan Agreement

E-1-1

EXHIBIT E-2

FORM OF TAX COMPLIANCE CERTIFICATE

[To be attached]

Exhibit E-2 to Loan Agreement

E-2-1

EXHIBIT E-3

FORM OF TAX COMPLIANCE CERTIFICATE

[To be attached]

Exhibit E-3 to Loan Agreement

E-3-1

EXHIBIT E-4

FORM OF TAX COMPLIANCE CERTIFICATE

[To be attached]

Exhibit E-4 to Loan Agreement

E-4-1

EXHIBIT F

ADMINISTRATIVE QUESTIONNAIRE

[To be attached]

Exhibit F to Loan Agreement

G-1